                                                                  Exhibit 23.2

As independent auditors, we hereby consent to the use of our report dated November 20, 1997, on our audits of the consolidated and combined financial statements of The Samit Organization as of September 30, 1997 and December 31, 1996, and for the period January 1, 1997 through September 30, 1997, and the year ended December 31, 1996 (and to all references to our Firm) included in or made a part of this registration statement.


/s/ Beers & Cutler PLLC

Beers & Cutler PLLC
Washington, DC
June 10, 1998